Exhibit 99.1

       ASTEA REPORTS PROFITABLE FOURTH QUARTER AND YEAR-END 2004 RESULTS;
           LICENSE REVENUES UP 313% AND OVERALL COMPANY REVENUE UP 50%

    HORSHAM, Pa., March 28 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service management solutions, today released its fourth quarter and year-end financial results for fiscal 2004.

    For the quarter ended December 31, 2004, Astea reported revenues of $5 million compared to revenues of $2.8 million for the same period in 2003. Net profit for the quarter was $186 thousand or $.06 per share, compared to a net loss of $2 million or $.68 per share for the same period in 2003. Software license fee revenues were up 829% to $2.3 million compared to $250 thousand for the same period in 2003. International results were strong, with overall revenue of $2.1 million, a 217% increase over the same period in 2003.

    For the 2004 fiscal year, the Company reported revenues of $19.3 million and a net profit of $2.1 million or $.72 per share, compared to revenues of $12.8 million and a net loss of $5.5 million or $1.89 per share for the 2003 calendar year. License revenues increased 313% from 2003 and overall service and maintenance revenues increased 4%. The service and maintenance revenues for the Astea Alliance offering had a 13% increase compared to the 2003 calendar year, the overall 4% increase is offset by a decline in service and maintenance revenues for the legacy DISPATCH-1 product, the predecessor to Astea Alliance, which was expected.

    "2004 has been a great turnaround year for Astea, and one that represents tremendous progress, with four consecutive quarters of profitability and revenue growth, reinforcing the positive acceptance in the market we have been experiencing with our latest Microsoft .NET platform. We have made substantial global gains in signing new customers and converting current customers to our new platform," said Zack Bergreen, chairman and CEO of Astea International. "During the past four quarters we have diligently continued to focus our efforts on delivering demonstrable value to our customers and extending product functionality in our comprehensive Astea Alliance suite, further cementing our strong leadership position in the service lifecycle management space."

    Astea has had several significant new license deals and continues to execute on their strategy to increase revenues while containing costs in order to promote the company's development and growth. "We continue to see increasing market interest in our Service Lifecycle Management Solution Suite," continued Bergreen. "Combined with the upcoming release of our new Dynamic Scheduling Engine, our upcoming EMEA users' conference in April 2005, and other related go to market activities, we are optimistic about 2005."

    A Year in review: 2004 highlights
    -- Attained several significant new license deals including Scale Systems (US), a Mettler Toledo Premier Distributor; Smith's Detection
        (US), a leader in security and detection devices; Mettler Toledo
        (US), manufacturer and marketer of weighing instruments; AllTech Medical Engineering (Asia); EDS GFS (Germany); True Fitness (US); Leisure Link (UK), and TEC and MT Services East (Japan). Other

        recent customer acquisitions in Japan include CTCT, Fuji Photo, Johnson & Johnson, Kodak, NSAT and Shinko Services.
    -- Existing Astea customers such as Johnson Controls, Enovation Graphic Systems, TecServ, Savin, and Samsung continued to expand their configurations with additional licensing for more users and functionality enhancements. In addition, legacy DISPATCH-1 customers, including Pomeroy IT Solutions in the US and PM Onboard in the UK, continue to upgrade their systems to the latest Astea Alliance software.
    -- Continued to support implementation roll-outs with JCI (France) and Atlet (UK) and PM OnBoard (UK); Pomeroy, True Fitness, JCI, and Circuit City in the US; and Xceed Pasifika (Fiji), GDC (New Zealand), and CTCT (Japan) in Asia Pacific, totaling over 27 worldwide.
    -- Established a new reseller relationship with Itfor, a leading systems integrator in Japan. The new partnership will increase Astea's exposure in the region, a significant area for growth for the Company.
    -- Executed successful lead generation programs with our partner network, including Intermec and Microsoft.
    -- Completed development of Astea's newest service management suite developed on the Microsoft .NET platform.
    -- Rolled out the Astea Alliance Mobile solution empowering field technicians with access to the Astea Alliance suite, enabling field professionals to execute complete sales to service business processes in order to increase productivity and decrease costs.
    -- Completed integration of Business Objects(TM) for reporting and analytics capabilities, improving customers' visibility into very valuable data already sitting in their service management system. Astea is currently shipping more than 200 pre-designed Business Objects reports for common service management needs.
    -- Released Japanese and French language versions of Astea Alliance on Microsoft .NET, and continued development on additional language versions.
    -- Annual users' conference was a tremendous success and reaffirmed that their product strategy is in the right direction and Astea continues to see momentum in the market for their latest version of Astea Alliance on the Microsoft .NET platform.

    Astea will host a conference call that will be broadcast live over the Internet on March 28, 2005 at 11:00 AM EST to discuss the Company's fourth quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/ab_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

    About Astea International
    Astea is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance suite supports the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Contact Center, Field Service, Depot Repair, Logistics, Professional Services, and Sales & Marketing. Astea extends its application suite with portal, analytics and mobile solutions. Since its inception in 1979, Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments & controls, business systems, and medical devices.

    http://www.astea.com. Service Smart. Enterprise Proven.

    Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.


    This press release contains forward-looking statements that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.

SOURCE  Astea International Inc.
    -0-                             03/28/2005
    /CONTACT: Investor Relations: Rick Etskovitz, Chief Financial Officer, Astea International, +1-215-682-2500 or retskovitz@astea.com/
    /Web site:  http://www.astea.com
                http://www.astea.com/ab_investors.asp/